Exhibit 99.1

767 Fifth Avenue New York, NY 10153	News Contact: Investor Relations: Dennis D’Andrea (212) 572-4384 Media Relations: Alexandra Trower
(212) 572-4430

THE ESTÉE LAUDER COMPANIES REPORTS RECORD FISCAL 2014 FOURTH
QUARTER AND FULL YEAR RESULTS

- STRONG BROAD-BASED TOPLINE GROWTH DRIVES DOUBLE-DIGIT

EPS INCREASE -

- UNDERLYING SALES AND EARNINGS OUTLOOK REMAINS STRONG -

- COMPANY INCREASES LONG-TERM OPERATING MARGIN GOAL -

New York, NY, August 15, 2014 - The Estée Lauder Companies Inc. (NYSE: EL) today reported a strong financial performance for its fourth quarter and fiscal year ended June 30, 2014.  For the year, the Company achieved record net sales of $10.97 billion, an 8% increase compared with $10.18 billion in the prior year.  Excluding the impact of foreign currency translation, net sales also increased 8%.  The Company reported a 170 basis-point increase in operating margin, and net earnings for the year rose 18% to $1.20 billion, compared with $1.02 billion last year.  Diluted net earnings per common share rose 19% to $3.06, compared with $2.58 reported in the prior year.

Fabrizio Freda, President and Chief Executive Officer, said, “Fiscal 2014 was another outstanding year for our Company.  We achieved record results across many metrics, including sales, operating margin, earnings per share and operating cash flow.  Our topline growth was nearly double that of prestige beauty and was broad-based across regions, product categories and channels, despite slower industry growth in some key countries.  Our emerging markets, makeup and luxury brands, and our online, freestanding store and travel retail channels led our growth.  At the same time, we made careful investment choices to support the fastest areas of growth, while continuing to eliminate non-value-added costs.  This excellent performance further demonstrates the resilience and consistency of our strategic business model and strengthened our leadership in global prestige beauty.”

During fiscal 2014, the Company remeasured its Venezuelan net monetary assets to the recently enacted foreign currency exchange rate mechanism, SICAD II, and recorded a remeasurement charge of $38.3 million, both before and after tax, equal to approximately $.10 per diluted share.

Fiscal 2014 and 2013 included returns, charges and adjustments associated with restructuring activities and, in fiscal 2013, a charge for the extinguishment of debt.

Excluding these charges in fiscal 2014 and 2013, net earnings for the year ended June 30, 2014 were $1.24 billion, and diluted net earnings per common share were $3.16, versus $2.64 in the prior-year period.

Additionally, the fiscal 2014 fourth quarter and full year results included the acceleration of sales orders by some retailers of approximately $178 million in advance of the Company’s July 2014 implementation of its Strategic Modernization Initiative (SMI) in certain of its largest remaining locations.  These orders would normally have been expected to occur in the Company’s fiscal 2015 first quarter.  This amounted to approximately $127 million in operating income, equal to approximately $.21 per diluted common share.

Excluding the impact of the accelerated orders and the Venezuela remeasurement charge, net sales in constant currency for the three and twelve months ended June 30, 2014 would have increased 5% and 7%, respectively, and diluted earnings per share for the three and twelve months ended June 30, 2014 would have increased 83% and 12%, respectively.

Reconciliation between GAAP and	Three Months Ended June 30, 2014					Year Ended June 30, 2014
non-GAAP	Net Sales Growth			Diluted		Net Sales Growth			Diluted
(Unaudited)	Reported Basis		Constant Currency	Earnings Per Share		Reported Basis		Constant Currency	Earnings Per Share
Results including the Venezuela charge and fiscal 2015 accelerated retailer orders	13	%(1)	13%	$.66	(1)	8	%(1)	8%	$3.06	(1)
Non-GAAP
Venezuela charge	—		—	—		—		—	.10
Results excluding the Venezuela charge	13%		13%	.66		8%		8%	3.16
Impact of fiscal 2015 accelerated orders	(7)%		(8)%	(.21)		(2)%		(2)%	(.21)
Results excluding the Venezuela charge and accelerated retailer orders	6%		5%	$.45		6%		7%	$2.95

(1) Represents GAAP

Amounts may not sum due to rounding.

Additional information about GAAP and non-GAAP financial measures, including reconciliation information, is included in this release.

“Fiscal 2014 marks the fifth consecutive year that we achieved outstanding results for our Company and stockholders and is a testament to our ability to execute our winning strategy,” Mr. Freda said.  “The cornerstone of our success is powerful brands, a robust innovation pipeline and a sharp focus on fast-growth areas prioritized in our strategy.  We are a growth company well positioned to identify, create and capture the best global opportunities in the growing prestige beauty industry.  Increased efficiency and effectiveness, along with benefits from the recent substantial completion of our Strategic Modernization Initiative, should allow us to reinvest for future growth, increase our profitability and continue to generate value for our stockholders.

“We believe our strong momentum will continue in fiscal 2015.  Our full fiscal year outlook in constant currency reflects net sales growth of 6% to 7% and double-digit earnings per share growth, after adjusting for the accelerated sales orders we reported in fiscal 2014.  We remain confident in our growth potential and are raising our long-term operating margin target to 17.5% in fiscal 2017.”

Full Year Results by Product Category

	Year Ended June 30
							Percent
			Percent Change		Operating		Change
	Net Sales		Reported	Constant	Income (Loss)		Reported
(Unaudited; Dollars in millions)	2014	2013	Basis	Currency	2014	2013	Basis

Skin Care	$4,769.8	$4,465.3	7%	8%	$975.8	$830.1	18%
Makeup	4,210.2	3,876.9	9	9	715.9	580.4	23
Fragrance	1,425.0	1,310.8	9	9	104.1	120.3	(13)
Hair Care	515.6	488.9	5	6	33.7	26.7	26
Other	48.1	41.3	16	17	(4.8)	(13.7)	65
Subtotal	10,968.7	10,183.2	8	8	1,824.7	1,543.8	18
Returns and charges associated with restructuring activities	0.1	(1.5)			2.9	(17.8)
Total	$10,968.8	$10,181.7	8%	8%	$1,827.6	$1,526.0	20%

The change in net sales and operating income in the Company’s product categories was favorably impacted by the shift in orders from certain retailers due to the Company’s implementation of SMI.  Operating income was unfavorably impacted by the current year remeasurement of net monetary assets in Venezuela, as previously mentioned.  See tables on page 15 for additional information on these impacts.

Skin Care

•                  The skin care category is a strategic priority and the Company is well-positioned to capitalize on its strong pipeline of innovative products.  The Company gained share during the year in this category in certain countries where its products are sold.

•                  Sales gains reflect the recent launches of the Company’s new Advanced Night Repair Synchronized Recovery Complex II and Micro Essence Skin Activating Treatment Lotion from Estée Lauder, as well as higher sales from its Nutritious line of products.

•                  Recent product launches from Clinique, such as Dramatically Different Moisturizing Lotion+ and Even Better Essence Lotion, along with the reformulated Repairwear Laser Focus and initial shipments of Clinique Smart Custom-Repair Serum, contributed to sales growth.

•                  Higher sales from the Company’s luxury skin care brand, La Mer, also contributed strong growth.

•                  Operating income increased, primarily reflecting recent product launches from certain of the Company’s heritage brands, as well as increased results from luxury skin care products.

Makeup

•                  Higher makeup sales primarily reflected double-digit growth from the Company’s makeup artist brands and from recent launches, such as Pure Color Envy Sculpting Lipstick from Estée Lauder and All About Shadow from Clinique.

•                  Sales from makeup artist brands benefited from new product offerings, as well as expanded distribution in line with the Company’s retail store strategy.

•                  Double-digit sales increases from Smashbox and the Tom Ford line of cosmetics contributed to the category’s growth.

•                  The increase in makeup operating income primarily reflected improved performance from the Company’s makeup artist brands due to the higher sales, and from certain heritage brands.

Fragrance

•                  In fragrance, strong double-digit sales growth came from luxury brands Tom Ford and Jo Malone.  Sales gains were also generated from the recent launches of Estée Lauder Modern Muse, the Michael Kors Collection and Tory Burch.

•                  Fragrance operating income declined, primarily reflecting higher investment spending behind recent major launches, partially offset by higher results from the Company’s luxury brands.

Hair Care

•                  Hair care net sales growth was primarily driven by Aveda, reflecting solid gains in the salon channel and the continued success of its Invati line of products and the Dry Remedy and Damage Remedy franchises.

•                  Sales increased at Bumble and bumble, primarily due to higher sales to specialty-multi brand retailers.  Ojon sales decreased, primarily reflecting its exit from the direct response television channel.

•                  The category’s growth also benefited from expanded global distribution, in particular to salons and travel retail for Aveda and to specialty-multi brand retailers for Bumble and bumble.

•                  Hair care operating income increased, primarily reflecting higher net sales driven by expanded global distribution and new product launches, as well as strategically lower investment spending.

Full Year Results by Geographic Region

	Year Ended June 30
	Net Sales		Percent Change		Operating Income (Loss)		Percent Change
(Unaudited; Dollars in millions)	2014	2013	Reported Basis	Constant Currency	2014	2013	Reported Basis

The Americas	$4,572.3	$4,302.9	6%	7%	$537.3	$423.2	27%
Europe, the Middle East & Africa	4,163.7	3,758.7	11	9	938.3	813.4	15
Asia/Pacific	2,232.7	2,121.6	5	9	349.1	307.2	14
Subtotal	10,968.7	10,183.2	8	8	1,824.7	1,543.8	18
Returns and charges associated with restructuring activities	0.1	(1.5)			2.9	(17.8)
Total	$10,968.8	$10,181.7	8%	8%	$1,827.6	$1,526.0	20%

The change in net sales and operating income in the Company’s geographic regions was favorably impacted by the shift in orders from certain retailers due to the Company’s implementation of SMI.  Operating income in The Americas was unfavorably impacted by the current year remeasurement of net monetary assets in Venezuela, as previously mentioned.  See tables on page 15 for additional information on these impacts.

The Americas

•                  Net sales in the United States increased, due to growth from the Company’s makeup artist and luxury brands and certain heritage and designer fragrance brands, reflecting new product introductions.

•                  The increased sales also reflect the continued expansion of Smashbox at specialty multi-brand retailers and department stores and expansion into new retail channels by certain of the Company’s hair care brands.

•                  Sales of the Company’s online business grew double digits.

•                  Sales also increased in Latin America and Canada.

•                  Operating income in the Americas rose, reflecting the increased sales and lower spending.  The results also reflect the $38.3 million charge in the current year to remeasure net monetary assets in Venezuela.

Europe, the Middle East & Africa

•                  In constant currency, net sales increased in each product category and in most countries in the region.  The Company estimates that it continued to outperform prestige beauty in many markets.

•                  The net sales increase was led by double-digit growth in a number of areas, including the United Kingdom and several emerging markets, including Turkey and Central Europe, while solid sales gains were generated in Germany and France.  Certain European countries continued to experience soft retail environments.

•                  In travel retail, sales increased double digits, primarily reflecting higher sales from the Company’s new launch initiatives, an increase in global airline passenger traffic and expanded distribution, as well as the impact of the accelerated retailer orders, as previously discussed.  Excluding the accelerated retailer orders, travel retail sales increased high-single digits.

•                  Operating income increased, as higher results, primarily from travel retail and the United Kingdom, were partially offset by lower operating results in France and the Middle East.

Asia/Pacific

•                  Constant currency net sales increased in every country in the region, except Korea.  The strongest double-digit growth was generated in China, Japan, Hong Kong and Singapore, while Australia achieved high-single digit gains.  The sales increase in Japan reflects the accelerated retailer orders, as previously discussed.

•                  The Company estimates that it gained share in certain countries within its points of distribution during the quarter.

•                  In Asia/Pacific, operating income increased, led by Korea, Japan and Hong Kong, reflecting, in part, lower investment spending.  The higher results in Japan primarily reflect the impact from the accelerated retailer orders.  Lower operating results were posted in China, primarily due to an increase in investment spending behind new product introductions and increased distribution.  Thailand and Malaysia also reported lower operating income.

Full-Year Cash Flows

•                  For the 12 months ended June 30, 2014, net cash flows provided by operating activities increased 25% to $1.54 billion, compared with $1.23 billion in the prior year.

•                  The increase primarily reflected the higher net earnings, and an increase in accounts payable.

•                  Days of inventory at June 30, 2014 were 15 days higher compared to a year ago.  This increase primarily reflects the building of inventory to support expected near-term sales growth, as well as for safety stock related to the Company’s implementation of SMI at certain locations in July 2014.

Fourth Quarter Results

•                  For the three months ended June 30, 2014, the Company reported net sales of $2.73 billion, a 13% increase from $2.41 billion in the comparable prior-year period.  Excluding the impact of foreign currency translation, net sales also increased 13%.

•                  As mentioned previously in this press release, the fiscal 2014 fourth quarter includes the effect of the accelerated retailer orders.

•                  The Company’s fourth quarter sales benefited from innovative new products and growth in emerging and developed markets.

•                  On a reported basis, as well as in constant currency, net sales grew in each of the Company’s geographic regions and product categories.  Sales also increased in each product category within each region.

•                  The Company’s fourth quarter sales growth reflects double-digit gains in the U.S. and travel retail, as well as double-digit local currency increases in many European emerging markets.  In Asia/Pacific, local currency growth was led by strong increases in Japan, China and Hong Kong.  Sales gains in the U.S., travel retail and Japan include the effect of the accelerated retailer orders.

•                  The Company reported net earnings of $257.7 million, compared with $94.0 million last year.  Diluted net earnings per common share were $.66, compared with $.24 reported in the same prior-year period.

•                  The fiscal 2014 and 2013 fourth-quarter results included returns, charges and adjustments associated with restructuring activities.

•                  Excluding the impact of the accelerated orders and restructuring activities, net sales in constant currency and diluted earnings per share for the three months ended June 30, 2014 would have increased 5% and 83%, respectively.

Outlook for Fiscal 2015 First Quarter and Full Year

In fiscal 2015, the Company estimates global prestige beauty will grow approximately 3% to 4%.  The Company expects to grow ahead of the industry by bringing highly innovative products to market and focusing on the fastest growing countries, product categories and channels.  The Company also expects to leverage its strong sales growth and continue to reduce non-value-added costs to further improve its operating margin in fiscal 2015.

As previously mentioned, some retailers accelerated their sales orders in connection with the Company’s rollout of its last major wave of SMI in July 2014 in certain of its locations.  While these additional orders benefited fiscal 2014 results, the Company expects there to be a corresponding adverse effect on its first quarter and full year fiscal 2015 results. The Company’s fiscal 2015 first quarter and full year outlook includes the impact of this shift.

First Quarter Fiscal 2015

•                  Net sales are forecasted to decrease between 1% and 2% in constant currency.

•                  Foreign currency translation is expected to negatively impact sales by approximately 1% versus the prior-year period.

•                  The impact of the accelerated retailer orders is expected to reduce the fiscal 2015 first quarter sales by approximately 7%.

•                  Net sales excluding the effect of the accelerated retailer orders are forecasted to grow between 5% and 6% in constant currency.

•                  Diluted net earnings per share, including the effect of the accelerated retailer orders, are projected to be between $.51 and $.55.

•                  Diluted net earnings per share, excluding the effect of the accelerated retailer orders, are projected to be between $.72 to $.76.

Full Year Fiscal 2015

•                  Net sales are forecasted to grow between 3% and 4% in constant currency.

•                  Foreign currency translation is expected to negatively impact sales by approximately 2% versus the prior-year period.

•                  The impact of the accelerated retailer orders is expected to reduce the fiscal 2015 full year sales by approximately 3%.

•                  Net sales excluding the effect of the accelerated retailer orders are forecasted to grow between 6% and 7% in constant currency.

•                  Diluted net earnings per share, including the effect of the accelerated retailer orders, are projected to be between $2.89 to $2.99.

•                  Diluted net earnings per share, excluding the effect of the accelerated retailer orders, are projected to be between $3.10 to $3.20.

•                  The approximate 2% negative currency impact on the sales growth equates to about $.09 of earnings per share.  On a constant currency basis and before the effect of the accelerated retailer orders, earnings per share is expected to grow between 8% to 12%.

Reconciliation between GAAP and	Three Months Ending September 30, 2014					Year Ending June 30, 2015
non-GAAP	Net Sales Growth			Diluted		Net Sales Growth			Diluted
(Unaudited)	Reported Basis		Constant Currency	Earnings Per Share		Reported Basis		Constant Currency	Earnings Per Share

Forecast including the impact of the fiscal 2015 accelerated retailer orders	(3)% - (2)%	(1)	(2)% - (1)%	$.51 - $.55	(1)	1% - 2%	(1)	3% - 4%	$2.89 - $2.99	(1)

Non-GAAP

Impact of fiscal 2015 accelerated orders	~7%		~7%	.21		~3%		~3%	.21

Forecast excluding the impact of the accelerated retailer orders	4% - 5%		5% - 6%	$.72 - $.76		4% - 5%		6% - 7%	$3.10 - $3.20

(1) Represents GAAP estimates.

Conference Call

The Estée Lauder Companies will host a conference call at 9:30 a.m. (ET) today, August 15, 2014 to discuss its results.  The dial-in number for the call is 888-294-4716 in the U.S. or 706-902-0101 internationally (conference ID number: 82074353).  The call will also be webcast live at http://investors.elcompanies.com.

Forward-Looking Statements

The forward-looking statements in this press release, including those containing words like “expect,” “plans,” “may,” “could,” “anticipate,” “estimate,” “projected,” “forecasted,” those in Mr. Freda’s remarks and those in the “Outlook for Fiscal 2015 First Quarter and Full Year” section involve risks and uncertainties.  Factors that could cause actual results to differ materially from those forward-looking statements include the following:

(1)               increased competitive activity from companies in the skin care, makeup, fragrance and hair care businesses, some of which have greater resources than the Company does;

(2)               the Company’s ability to develop, produce and market new products on which future operating results may depend and to successfully address challenges in the Company’s business;

(3)               consolidations, restructurings, bankruptcies and reorganizations in the retail industry causing a decrease in the number of stores that sell the Company’s products, an increase in the ownership concentration within the retail industry, ownership of retailers by the Company’s competitors or ownership of competitors by the Company’s customers that are retailers and our inability to collect receivables;

(4)               destocking and tighter working capital management by retailers;

(5)               the success, or changes in timing or scope, of new product launches and the success, or changes in the timing or the scope, of advertising, sampling and merchandising programs;

(6)               shifts in the preferences of consumers as to where and how they shop for the types of products and services the Company sells;

(7)               social, political and economic risks to the Company’s foreign or domestic manufacturing, distribution and retail operations, including changes in foreign investment and trade policies and regulations of the host countries and of the United States;

(8)               changes in the laws, regulations and policies (including the interpretations and enforcement thereof) that affect, or will affect, the Company’s business, including those relating to its products or distribution networks, changes in accounting standards, tax laws and regulations, environmental or climate change laws, regulations or accords, trade rules and customs regulations, and the outcome and expense of legal or regulatory proceedings, and any action the Company may take as a result;

(9)               foreign currency fluctuations affecting the Company’s results of operations and the value of its foreign assets, the relative prices at which the Company and its foreign competitors sell products in the same markets and the Company’s operating and manufacturing costs outside of the United States;

(10)        changes in global or local conditions, including those due to the volatility in the global credit and equity markets, natural or man-made disasters, real or perceived epidemics, or energy costs, that could affect consumer purchasing, the willingness or ability of consumers to travel and/or purchase the Company’s products while traveling, the financial strength of the Company’s customers, suppliers or other contract counterparties, the Company’s operations, the cost and availability of capital which the Company may need for new equipment, facilities or acquisitions, the returns that the Company is able to generate on its pension assets and the resulting impact on its funding obligations, the cost and availability of raw materials and the assumptions underlying the Company’s critical accounting estimates;

(11)        shipment delays, commodity pricing, depletion of inventory and increased production costs resulting from disruptions of operations at any of the facilities that manufacture nearly all of the Company’s supply of a particular type of product (i.e., focus factories) or at the Company’s distribution or inventory centers, including disruptions that may be caused by the implementation of SAP as part of the Company’s Strategic Modernization Initiative, other information technology initiatives or by restructurings;

(12)        real estate rates and availability, which may affect the Company’s ability to increase or maintain the number of retail locations at which the Company sells its products and the costs associated with the Company’s other facilities;

(13)        changes in product mix to products which are less profitable;

(14)        the Company’s ability to acquire, develop or implement new information and distribution technologies and initiatives on a timely basis and within the Company’s cost estimates and the Company’s ability to maintain continuous operations of such systems and the security of data and other information that may be stored in such systems or other systems or media;

(15)        the Company’s ability to capitalize on opportunities for improved efficiency, such as publicly-announced strategies and restructuring and cost-savings initiatives, and to integrate acquired businesses and realize value therefrom;

(16)        consequences attributable to local or international conflicts around the world, as well as from any terrorist action, retaliation and the threat of further action or retaliation;

(17)        the timing and impact of acquisitions, investments and divestitures; and

(18)        additional factors as described in the Company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended June 30, 2013.

The Company assumes no responsibility to update forward-looking statements made herein or otherwise.

The Estée Lauder Companies Inc. is one of the world’s leading manufacturers and marketers of quality skin care, makeup, fragrance and hair care products.  The Company’s products are sold in over 150 countries and territories under the following brand names: Estée Lauder, Aramis, Clinique, Prescriptives, Lab Series, Origins, M•A•C, Bobbi Brown, Tommy Hilfiger, Kiton, La Mer, Donna Karan, Aveda, Jo Malone, Bumble and bumble, Darphin, Michael Kors, Flirt!, GoodSkin Labs, Tom Ford, Coach, Ojon, Smashbox, Ermenegildo Zegna, Aerin Beauty, Osiao, Marni and Tory Burch.

An electronic version of this release can be found at the Company’s website, www.elcompanies.com.

THE ESTÉE LAUDER COMPANIES INC.

CONSOLIDATED STATEMENTS OF EARNINGS

(Unaudited; In millions, except per share data and percentages)

	Three Months Ended June 30		Percent		Year Ended June 30		Percent
	2014	2013	Change		2014	2013	Change

Net Sales (A)	$2,725.3	$2,407.4	13%		$10,968.8	$10,181.7	8%
Cost of Sales	533.8	475.6			2,158.2	2,025.9
Gross Profit	2,191.5	1,931.8	13%		8,810.6	8,155.8	8%

Gross Margin	80.4%	80.2%			80.3%	80.1%

Operating expenses:
Selling, general and administrative (B)	1,812.0	1,765.2			6,985.9	6,597.0
Restructuring and other charges (A)	(0.7)	3.1			(2.9)	15.1
Goodwill impairment (C)	—	9.6			—	9.6
Impairment of other intangible assets (D)	—	8.1			—	8.1
	1,811.3	1,786.0	1%		6,983.0	6,629.8	5%

Operating Expense Margin	66.4%	74.2%			63.6%	65.1%

Operating Income	380.2	145.8	100	+%	1,827.6	1,526.0	20%

Operating Income Margin	14.0%	6.0%			16.7%	15.0%

Interest expense, net	12.6	13.0			50.8	54.8
Interest expense on debt extinguishment (E)	—	—			—	19.1
Other income (F)	—	—			—	23.1
Earnings before Income Taxes	367.6	132.8	100	+%	1,776.8	1,475.2	20%

Provision for income taxes	109.2	36.9			567.7	451.4
Net Earnings	258.4	95.9	100	+%	1,209.1	1,023.8	18%

Net earnings attributable to noncontrolling interests	(0.7)	(1.9)			(5.0)	(4.0)
Net Earnings Attributable to The Estée Lauder Companies Inc.	$257.7	$94.0	100	+%	$1,204.1	$1,019.8	18%

Net earnings attributable to The Estée Lauder Companies Inc. per common share:
Basic	$.67	$.24	100	+%	$3.12	$2.63	19%
Diluted	.66	.24	100	+%	3.06	2.58	19%

Weighted average common shares outstanding:
Basic	383.0	388.2			386.2	387.6
Diluted	389.8	395.5			393.1	394.9

(A) During the second quarter of fiscal 2013, the Company closed its multi-faceted cost savings program implemented in February 2009 (the “Program”) and has executed substantially all remaining initiatives as of June 30, 2014.  The impact of returns, charges and adjustments related to the Program for each fiscal period are set forth in tables that follow these notes.

(B) During the third quarter of fiscal 2014, based on then changes to Venezuela’s foreign currency exchange rate regulations, the Company changed the exchange rate used to remeasure its Venezuelan net monetary assets to a newly enacted SICAD II rate.  Accordingly, the Company recorded a remeasurement charge of $38.3 million, both before and after tax, equal to approximately $.10 per diluted common share.

(C) During the fourth quarter of fiscal 2013, the Company recorded a goodwill impairment charge related to the Darphin reporting unit of $9.6 million.

(D) During the fourth quarter of fiscal 2013, the Company recognized an impairment charge related to the Darphin reporting unit of $8.1 million for its trademark.

THE ESTÉE LAUDER COMPANIES INC.

(E) In the first quarter of fiscal 2013, the Company redeemed $230.1 million principal amount of its 7.75% Senior Notes due November 1, 2013.  As a result, the Company recorded a pre-tax charge of $19.1 million.

(F) In December 2012, the Company amended the agreement related to the August 2007 sale of Rodan + Fields to receive a fixed amount in lieu of future contingent consideration and other rights.  As a result of the amended agreement, the Company recognized $23.1 million as other income in the consolidated statement of earnings during the year ended June 30, 2013.

SUMMARY OF CONSOLIDATED RESULTS

(Unaudited; Dollars in millions)

	Three Months Ended June 30
			Percent Change		Operating		Percent Change
	Net Sales		Reported	Constant	Income (Loss)		Reported
	2014	2013	Basis	Currency	2014	2013	Basis

Results by Geographic Region

The Americas	$1,103.3	$992.5	11%	13%	$117.6	$50.8	100	+%
Europe, the Middle East & Africa	1,132.1	980.6	15	13	264.9	154.4	72
Asia/Pacific	489.9	435.7	12	15	(3.1)	(54.9)	94
Subtotal	2,725.3	2,408.8	13	13	379.4	150.3	100	+
Returns and charges associated with restructuring activities	—	(1.4)			0.8	(4.5)
Total	$2,725.3	$2,407.4	13%	13%	$380.2	$145.8	100	+%

Results by Product Category

Skin Care	$1,205.4	$1,056.9	14%	14%	$217.2	$80.0	100+	%
Makeup	1,064.4	948.0	12	12	151.4	85.3	77
Fragrance	309.3	271.2	14	13	8.6	(10.2)	100	+
Hair Care	134.9	126.9	6	7	4.4	0.8	100	+
Other	11.3	5.8	95	97	(2.2)	(5.6)	61
Subtotal	2,725.3	2,408.8	13	13	379.4	150.3	100	+
Returns and charges associated with restructuring activities	—	(1.4)			0.8	(4.5)
Total	$2,725.3	$2,407.4	13%	13%	$380.2	$145.8	100	+%

THE ESTÉE LAUDER COMPANIES INC.

This earnings release includes some non-GAAP financial measures relating to charges (adjustments) associated with restructuring activities, the Venezuela remeasurement, the extinguishment of debt and the accelerated orders associated with the Company’s SMI rollout.  The following are reconciliations between the non-GAAP financial measures and the most directly comparable GAAP measures for certain consolidated statements of earnings accounts before and after these items.  The Company uses these non-GAAP financial measures, among other financial measures, to evaluate its operating performance, and the measures represent the manner in which the Company conducts and views its business.  Management believes that excluding these items that are not comparable from period to period helps investors and others compare operating performance between two periods.  While the Company considers the non-GAAP measures useful in analyzing its results, they are not intended to replace, or act as a substitute for, any presentation included in the consolidated financial statements prepared in conformity with GAAP.

The Company operates on a global basis, with the majority of its net sales generated outside the United States.  Accordingly, fluctuations in foreign currency exchange rates can affect the Company’s results of operations.  Therefore, the Company presents certain net sales information excluding the effect of foreign currency rate fluctuations to provide a framework for assessing the performance of its underlying business outside the United States.  Constant currency information compares results between periods as if exchange rates had remained constant period-over-period.  The Company calculates constant currency information by translating current-period results using prior-year period weighted average foreign currency exchange rates.

Reconciliation of Certain Consolidated Statements of Earnings Accounts Before and After Returns and Charges

 (Unaudited; In millions, except per share data and percentages)

	Three Months Ended June 30, 2014			Three Months Ended June 30, 2013			% Change
	As Reported	Returns/ Charges	Before Returns/ Charges	As Reported	Returns/ Charges	Before Returns/ Charges	versus Prior Year Before Returns/Charges
Net Sales	$2,725.3	$0.0	$2,725.3	$2,407.4	$1.4	$2,408.8	13%
Cost of sales	533.8	0.1	533.9	475.6	—	475.6
Gross Profit	2,191.5	(0.1)	2,191.4	1,931.8	1.4	1,933.2	13%
Gross Margin	80.4%		80.4%	80.2%		80.3%

Operating expenses	1,811.3	0.7	1,812.0	1,786.0	(3.1)	1,782.9	2%
Operating Expense Margin	66.4%		66.5%	74.2%		74.0%

Operating Income	380.2	(0.8)	379.4	145.8	4.5	150.3	100 +%
Operating Income Margin	14.0%		13.9%	6.0%		6.3%

Provision for income taxes	109.2	(0.2)	109.0	36.9	1.7	38.6
Net Earnings Attributable to The Estée Lauder Companies Inc.	257.7	(0.6)	257.1	94.0	2.8	96.8	100 +%

Diluted net earnings attributable to The Estée Lauder Companies Inc. per common share	.66	.00	.66	.24	.01	.24	100 +%

THE ESTÉE LAUDER COMPANIES INC.

Reconciliation of Certain Consolidated Statements of Earnings Accounts Before and After Returns and Charges

(Unaudited; In millions, except per share data and percentages)

	Year Ended June 30, 2014			Year Ended June 30, 2013			% Change
	As Reported	Returns/ Charges	Before Returns/ Charges	As Reported	Returns/ Charges	Before Returns/ Charges	versus Prior Year Before Returns/Charges
Net Sales	$10,968.8	$(0.1)	$10,968.7	$10,181.7	$1.5	$10,183.2	8%
Cost of sales	2,158.2	(0.1)	2,158.1	2,025.9	(1.2)	2,024.7
Gross Profit	8,810.6	0.0	8,810.6	8,155.8	2.7	8,158.5	8%
Gross Margin	80.3%		80.3%	80.1%		80.2%

Operating expenses	6,983.0	(35.4)	6,947.6	6,629.8	(15.1)	6,614.7	5%
Operating Expense Margin	63.6%		63.3%	65.1%		65.0%

Operating Income	1,827.6	35.4	1,863.0	1,526.0	17.8	1,543.8	21%
Operating Income Margin	16.7%		17.0%	15.0%		15.2%

Interest expense on debt extinguishment	—	—	—	19.1	(19.1)	—

Provision for income taxes	567.7	(1.1)	566.6	451.4	13.0	464.4
Net Earnings Attributable to The Estée Lauder Companies Inc.	1,204.1	36.5	1,240.6	1,019.8	23.9	1,043.7	19%

Diluted net earnings attributable to The Estée Lauder Companies Inc. per common share	3.06	.09	3.16	2.58	.06	2.64	19%

As part of the Company’s Strategic Modernization Initiative (SMI), the Company implemented the last major wave of SAP-based technologies in July 2014.  As a result, and consistent with prior waves, the Company experienced a shift in its sales and operating results from accelerated orders from certain of its retailers to provide adequate safety stock and to mitigate any potential short-term business interruption associated with the July 2014 SMI rollout.   In particular, approximately $178 million of accelerated orders were recorded as net sales in the fiscal 2014 fourth quarter that would normally have been expected to occur in the fiscal 2015 first quarter.

This action created a favorable comparison between the fiscal 2014 and fiscal 2013 fourth quarters and full years of approximately $178 million in net sales and approximately $127 million in operating income, equal to $.21 per diluted common share and impacted the Company’s operating margin comparisons.  The Company believes the presentation of certain comparative information in the discussions in this release that exclude the impact of the timing of these orders is useful in analyzing the net sales performance and operating results of its business.

THE ESTÉE LAUDER COMPANIES INC.

Reconciliation of Certain Consolidated Statements of Earnings Accounts Before and After

Returns and Charges and Accelerated Orders Associated with the Company’s Implementation of SAP

 (Unaudited; In millions, except per share data and percentages)

	Three Months Ended June 30, 2014				Three Months Ended June 30, 2013				% Change
	As Reported	Returns/ Charges	SAP Adjustments	Before Charges /SAP	As Reported	Returns/ Charges	SAP Adjustments	Before Charges /SAP	versus Prior Year Before Charges/SAP
Net Sales	$2,725.3	$0.0	$(178.3)	$2,547.0	$2,407.4	$1.4	$—	$2,408.8	6%
Cost of sales	533.8	0.1	(35.1)	498.8	475.6	—	—	475.6
Gross Profit	2,191.5	(0.1)	(143.2)	2,048.2	1,931.8	1.4	—	1,933.2	6%
Gross Margin	80.4%			80.4%	80.2%			80.3%

Operating expenses	1,811.3	0.7	(16.0)	1,796.0	1,786.0	(3.1)	—	1,782.9	1%
Operating Expense Margin	66.4%			70.5%	74.2%			74.0%

Operating Income	380.2	(0.8)	(127.2)	252.2	145.8	4.5	—	150.3	68%
Operating Income Margin	14.0%			9.9%	6.0%			6.3%

Provision for income taxes	109.2	(0.2)	(45.3)	63.7	36.9	1.7	—	38.6
Net Earnings Attributable to The Estée Lauder Companies Inc.	257.7	(0.6)	(81.9)	175.2	94.0	2.8	—	96.8	81%

Diluted net earnings attributable to The Estée Lauder Companies Inc. per common share	.66	.00	(.21)	.45	.24	.01	—	.24	83%

	Year Ended June 30, 2014				Year Ended June 30, 2013				% Change
	As Reported	Returns/ Charges	SAP Adjustments	Before Charges /SAP	As Reported	Returns/ Charges	SAP Adjustments	Before Charges /SAP	versus Prior Year Before Charges/SAP
Net Sales	$10,968.8	$(0.1)	$(178.3)	$10,790.4	$10,181.7	$1.5	$—	$10,183.2	6%
Cost of sales	2,158.2	(0.1)	(35.1)	2,123.0	2,025.9	(1.2)	—	2,024.7
Gross Profit	8,810.6	0.0	(143.2)	8,667.4	8,155.8	2.7	—	8,158.5	6%
Gross Margin	80.3%			80.3%	80.1%			80.2%

Operating expenses	6,983.0	(35.4)	(16.0)	6,931.6	6,629.8	(15.1)	—	6,614.7	5%
Operating Expense Margin	63.6%			64.2%	65.1%			65.0%

Operating Income	1,827.6	35.4	(127.2)	1,735.8	1,526.0	17.8	—	1,543.8	12%
Operating Income Margin	16.7%			16.1%	15.0%			15.2%

Interest expense on debt extinguishment	—	—	—	—	19.1	(19.1)	—	—

Provision for income taxes	567.7	(1.1)	(45.3)	521.3	451.4	13.0	—	464.4
Net Earnings Attributable to The Estée Lauder Companies Inc.	1,204.1	36.5	(81.9)	1,158.7	1,019.8	23.9	—	1,043.7	11%

Diluted net earnings attributable to The Estée Lauder Companies Inc. per common share	3.06	.09	(.21)	2.95	2.58	.06	—	2.64	12%

THE ESTÉE LAUDER COMPANIES INC.

The impact on net sales and operating results of accelerated orders from certain retailers associated with the Company’s implementation of SMI, as well as the impact of the Venezuela remeasurement charge by product category and geographic region is as follows:

	Accelerated Sales Orders		Venezuela Remeasurement Charge
	Three Months and Year Ended June 30, 2014		Year Ended June 30, 2014
(Unaudited; In millions)	Net Sales	Operating Results	Operating Results
Product Category:
Skin Care	$91	$72	$12
Makeup	65	41	16
Fragrance	21	14	10
Hair Care	1	—	—
Other	—	—	—
Total	$178	$127	$38

Geographic Region:
The Americas	$84	$53	$38
Europe, the Middle East & Africa	68	53	—
Asia/Pacific	26	21	—
Total	$178	$127	$38

Excluding the impact of the current-year period shift in orders associated with the Company’s implementation of SMI, the returns and charges (adjustments) associated with restructuring activities and, for the full fiscal year, the Venezuela remeasurement charge, net sales and operating results for the three months and year ended June 30, 2014 would have increased/(decreased) as follows:

	Three Months Ended June 30, 2014			Year Ended June 30, 2014
	Net Sales As Adjusted		Operating	Net Sales As Adjusted		Operating
	Reported	Constant	Results As	Reported	Constant	Results As
(Unaudited)	Basis	Currency	Adjusted	Basis	Currency	Adjusted
Product Category:
Skin Care	5%	5%	82%	5%	6%	10%
Makeup	5	5	29	7	7	19
Fragrance	6	5	49	7	7	(17)
Hair Care	6	7	100 +	5	6	26
Other	93	97	61	16	17	66
Total	6%	5%	68%	6%	7%	12%

Geographic Region:
The Americas	3%	4%	28%	4%	5%	24%
Europe, the Middle East & Africa	9	6	37	9	7	9
Asia/Pacific	6	7	56	4	7	7
Total	6%	5%	68%	6%	7%	12%

THE ESTÉE LAUDER COMPANIES INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited; In millions)

	June 30 2014	June 30 2013
ASSETS
Current Assets
Cash and cash equivalents	$1,629.1	$1,495.7
Accounts receivable, net	1,379.3	1,171.7
Inventory and promotional merchandise, net	1,294.0	1,113.9
Prepaid expenses and other current assets	522.8	515.9
Total Current Assets	4,825.2	4,297.2

Property, Plant and Equipment, net	1,502.6	1,350.7
Other Assets	1,541.0	1,497.3
Total Assets	$7,868.8	$7,145.2

LIABILITIES AND EQUITY
Current Liabilities
Current debt	$18.4	$18.3
Accounts payable	524.5	481.7
Other accrued liabilities	1,513.8	1,434.6
Total Current Liabilities	2,056.7	1,934.6

Noncurrent Liabilities
Long-term debt	1,324.7	1,326.0
Other noncurrent liabilities	618.0	582.7
Total Noncurrent Liabilities	1,942.7	1,908.7

Total Equity	3,869.4	3,301.9
Total Liabilities and Equity	$7,868.8	$7,145.2

SELECT CASH FLOW DATA

(Unaudited; In millions)

	Year Ended June 30
	2014	2013
Cash Flows from Operating Activities
Net earnings	$1,209.1	$1,023.8
Depreciation and amortization	384.6	336.9
Deferred income taxes	(56.4)	(76.1)
Loss on Venezuela remeasurement	38.3	2.8
Goodwill and other intangible asset impairments	—	17.7
Other items	154.9	129.5
Changes in operating assets and liabilities:
Increase in accounts receivable, net	(196.2)	(113.0)
Increase in inventory and promotional merchandise, net	(156.8)	(134.5)
Increase in other assets, net	(45.2)	(3.2)
Increase in accounts payable and other liabilities	202.9	42.4
Net cash flows provided by operating activities	$1,535.2	$1,226.3

Capital expenditures	$510.2	$461.0
Repayments and redemption of long-term debt	11.8	241.5
Payments to acquire treasury stock	667.2	387.7
Dividends paid	301.8	419.2

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